UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2005
Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of incorporation) Identification No.)	(Commission File Number)	(IRS Employer

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)
937-222-2610
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 31, 2005, Robbins & Myers, Inc. (the “Company”) amended two benefit plans that were available to salaried employees in the United States, namely, the Robbins & Myers, Inc. Cash Balance Pension Plan (the “Pension Plan”) and the Robbins & Myers, Inc. Employee Savings Plan (the “Savings Plan”).
Pension Plan
The Company amended the Pension Plan as follows: (i) salaried employees who have not met the Pension Plan’s eligibility requirements or who are hired by the Company after December 31, 2005 are not eligible to participate in the Pension Plan; (ii) effective December 31, 2005 (the “Freeze Date”), all future benefit accruals under the Pension Plan cease, and no Participant in the Pension Plan accrues any further benefits under the Pension Plan after the Freeze Date; and (iii) Participants’ Compensation used to determine Final Average Earnings under the Pension Plan is frozen as of December 31, 2005 and any increases in compensation occurring after December 31, 2005 is not taken into account. The Pension Plan will continue for the purpose of paying benefits accrued through December 31, 2005 as provided under the terms of the Pension Plan as amended. A copy the amendments to the Pension Plan is included as Exhibit 10.1 to this Report.
Savings Plan
To compensate for changes in the Pension Plan, the Company amended the Savings Plan for salaried employees, effective January 1, 2006, to provide for a new employer contribution in an amount equal to 3% of the employee’s earnings. This contribution is made even if the employee chooses not to make any voluntary contribution to the Savings Plan. This 3% contribution is in addition to the current employer matching contribution, which is 50% of the first 6% of the employee’s voluntary contributions under the Savings Plan.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits — See Index to Exhibits
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: November 3, 2005	By: /s/ Joseph M. Rigot Secretary

INDEX TO EXHIBITS
(10) MATERIAL CONTRACTS

Exhibit No.	Description

10.1	Third Amendment to the Robbins & Myers, Inc. Cash Balance Pension Plan, dated October 31, 2005.